Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES FINANCIAL RESULTS FOR THE THREE MONTHS AND FULL YEAR ENDED DECEMBER 31, 2017

Englewood, CO - March 1, 2018 - Ascent Capital Group, Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) has reported results for the three months and full year ended December 31, 2017. Ascent is a holding company that owns MONI, one of the nation’s largest home security alarm monitoring companies.

Headquartered in the Dallas Fort-Worth area, MONI provides security alarm monitoring services to approximately one million residential and commercial customers as of December 31, 2017. MONI’s long-term monitoring contracts provide high margin recurring revenue that results in predictable and stable cash flow.

Highlights:

•	Ascent’s net revenue for the three and twelve months ended December 31, 2017 totaled $133.5 million and $553.5 million, respectively

•
Ascent’s net loss for the three and twelve months ended December 31, 2017 totaled $16.0 million and $107.6 million, respectively. MONI’s net loss for the three and twelve months ended December 31, 2017 totaled $14.6 million and $111.3 million, respectively

•
Ascent’s Adjusted EBITDA for the three and twelve months ended December 31, 2017 totaled $72.9 million and $306.3 million, respectively. MONI’s Adjusted EBITDA for the three and twelve months ended December 31, 2017 totaled $73.8 million and $313.6 million, respectively

•
On February 26, 2018 MONI announced an exclusive, long-term, trademark licensing agreement with The Brink’s Company (NYSE: BCO), which will result in a complete rebranding of MONI and LiveWatch as BRINKS Home Security. The rebrand is expected to be completed in the second quarter of 2018

•	MONI launched its professional monitoring services for the Nest Secure alarm system through its direct to consumer channel on December 5, 2017, and through the Nest Secure app on February 20, 2018

Ascent Chairman and Chief Executive Officer, Bill Fitzgerald stated, “The MONI team continued to work hard toward its objective of creating a broader, more diversified distribution platform in 2017, and building a solid foundation for a stronger, more competitive organization in an evolving smart home security market. I also believe that the recently announced rebranding to BRINKS Home Security is a critical step in our continuing transition to reach customers more effectively and I am confident that the work being done today will create a more reliable path to improved performance and long-term value to our shareholders.”
Jeffery Gardner, President and Chief Executive Officer of MONI said, “2017 was a transformational year for the MONI business. In addition to successfully launching and diversifying our direct-to-consumer sales channel, we announced a meaningful new partnership with Nest, drove tangible reductions in operating expenses, and made solid progress stabilizing dealer economics. Capping this off, we recently partnered with Brinks to license the rights to the BRINKS Home Security brand name, an iconic, 150 year old brand with national recognition and broad consumer awareness. In a crowded smart home security market, it is increasingly important to have a heavy-weight brand that consumers nationwide can identify with and trust. Going to market with the #2 nationally recognized name in home security will provide us with a more dynamic growth profile and strengthens MONI’s position as a leader in the smart-home security market.”

Results for the Three and Twelve Months Ended December 31, 2017

For the three months ended December 31, 2017, Ascent reported net revenue of $133.5 million, a decrease of 5.1%. For the twelve months ended December 31, 2017, net revenue totaled $553.5 million, a decrease of 3.0%. The reduction in revenue for the three and twelve months ended December 31, 2017 is due to the lower average number of subscribers in 2017 as a result of the softness in the dealer channel and customer attrition. This decrease was partially offset by an increase in average recurring monthly revenue (“RMR”) per subscriber to $44.04 due to certain price increases enacted during the past twelve months and, for the twelve months ending, an increase in average RMR per new subscriber acquired.

Ascent’s total cost of services for the three months ended December 31, 2017 increased 1.1% to $29.4 million. For the twelve months ended December 31, 2017 Ascent’s total costs of services increased 3.4% to $119.2 million. The increase for the three and twelve months ended December 31, 2017 is attributable to increased field service costs due to a higher volume of retention jobs being completed and an increase in expensed subscriber acquisition costs (or "SAC") primarily as a result of the initiation of MONI’s direct installation sales channel. Subscriber acquisition costs were $3.4 million and $12.2 million for the three and twelve months ended December 31, 2017, respectively as compared to $2.5 million and $8.9 million for the three and twelve months ended December 31, 2016, respectively. Subscriber acquisition costs recognized in cost of services include certain equipment costs and MONI labor expenditures associated with the creation of new subscribers at both MONI and LiveWatch.

Ascent’s selling, general & administrative ("SG&A") costs for the three months ended December 31, 2017, increased 8.1% to $31.1 million. SG&A costs for the twelve months ended December 31, 2017, increased 33.4% to $167.9 million. The increase in SG&A for the twelve months ended December 31, 2017 is primarily attributable to a $28.0 million legal settlement recognized in the second quarter of 2017 in relation to putative class action litigation of alleged violation of telemarketing laws. Contributing to the increase in SG&A costs in 2017 was a $7.2 million gain on the revaluation of a dealer liability related to the Security Networks Acquisition that was recorded in 2016 with only a similar gain of $1.4 million recorded in 2017. Other increases are attributed to consulting fees incurred on strategic company initiatives as well as the severance event and transitioning executive leadership at MONI's Dallas, Texas headquarters.

Subscriber acquisition costs in SG&A increased to $7.2 million and $28.2 million for the three and twelve months ended December 31, 2017 as compared to $6.4 million and $20.4 million for the three and twelve months ended December 31, 2016, primarily as a result of increased direct-to-consumer sales activities at MONI.

Ascent reported a net loss from continuing operations for the three and twelve months ended December 31, 2017 of $16.0 million and $107.7 million, respectively, compared to net loss from continuing operations of $18.8 million and $91.2 million in the prior year periods.

MONI reported a net loss for the three and twelve months ended December 31, 2017 of $14.6 million and $111.3 million, respectively, compared to a net loss of $16.6 million and $76.3 million in the prior year periods.

Ascent’s Adjusted EBITDA decreased 11.4% to $72.9 million for the three months ended December 31, 2017. Ascent’s Adjusted EBITDA for the twelve months ended December 31, 2017 decreased 9.7% to $306.3 million. MONI’s Adjusted EBITDA decreased 10.5% and 9.1% to $73.8 million and $313.6 million during the three and twelve months ended December 31, 2017, respectively. The decrease for the three and twelve months ended December 31, 2017 is primarily the result of lower revenues and an increase in expensed subscriber acquisition costs, net of related revenue, associated with an increase in MONI’s direct-to-consumer sales activities. MONI's Adjusted EBITDA as a percentage of net revenue for the three and twelve months ended December 31, 2017 was 55.2% and 56.7%, respectively, compared to 58.6% and 60.5% in the prior year periods.

The expensed portion of subscriber acquisition costs, net of related revenues for the three and twelve months ended December 31, 2017 totaled $9.4 million and $35.5 million, as compared to $7.5 million and $24.1 million in the three and twelve months ended December 31, 2016.

For a reconciliation of net loss from continuing operations to Adjusted EBITDA, please see the Appendix of this release.

	Twelve Months Ended December 31,
	2017	2016
Beginning balance of accounts	1,046,791	1,089,535
Accounts acquired	95,786	125,292
Accounts canceled	(155,098)	(149,880)
Canceled accounts guaranteed by dealer and other adjustments (a) (b)	(11,483)	(18,156)
Ending balance of accounts	975,996	1,046,791
Monthly weighted average accounts	1,016,798	1,069,901
Attrition rate - Unit	15.3%	14.0%
Attrition rate - RMR (c)	13.7%	12.3%
Core Attrition (d)	14.5%	13.5%

(a)	Includes canceled accounts that are contractually guaranteed to be refunded from holdback.

(b)
Includes an estimated 4,532 and 11,175 accounts included in our Radio Conversion Program that primarily canceled in excess of their expected attrition for the twelve months ending December 31, 2017 and 2016, respectively.

(c)
The RMR of canceled accounts follows the same definition as subscriber unit attrition as noted above. RMR attrition is defined as the RMR of canceled accounts in a given period, adjusted for the impact of price increases or decreases in that period, divided by the weighted average of RMR for that period.

(d)	Core Attrition reflects the long-term attrition characteristics of MONI’s base by excluding the one-time bulk buy of 113,000 accounts from Pinnacle Security in 2012 and 2013.

MONI’s core account portfolio unit attrition rate for the twelve months ended December 31, 2017, which excludes attrition of the Pinnacle Security accounts, was 14.5%, compared to 13.5% for the twelve months ended December 31, 2016. An increase in the number of subscriber accounts with five-year contracts reaching the end of their initial contract term as well as a more aggressive price increase strategy contributed to the increase in attrition in the period. Overall unit attrition increased from 14.0% for the twelve months ended December 31, 2016 to 15.3% for the twelve months ended December 31, 2017. Overall attrition reflects the impact of the Pinnacle Security bulk buys, where MONI purchased approximately 113,000 accounts from Pinnacle Security in 2012 and 2013, which are now experiencing normal end-of-term attrition.

RMR attrition for the twelve months ended December 31, 2017 increased to 13.7% from 12.3% for the twelve months ended December 31, 2016, reflecting price decreases related to the Company’s efforts to secure contract extensions from existing customers.

During the three months ended December 31, 2017 and 2016, MONI acquired 18,363 and 26,227 subscriber accounts, respectively.

Ascent Liquidity and Capital Resources

At December 31, 2017, on a consolidated basis, Ascent had $116.4 million of cash, cash equivalents and marketable securities. A portion of these assets may be used to decrease debt obligations or fund stock repurchases, strategic acquisitions or investment opportunities.

At December 31, 2017, the existing long-term debt includes the principal balance of $1.8 billion under the MONI Senior Notes, Credit Facility term loan, Credit Facility revolver and Ascent’s Convertible Notes. The Convertible Notes have an outstanding principal balance of $96.8 million as of December 31, 2017 and mature July 15, 2020. The Senior Notes have an outstanding principal balance of $585.0 million as of December 31, 2017 and mature on April 1, 2020. The Credit Facility term loan has an outstanding principal balance of $1.1 billion as of December 31, 2017 and requires principal payments of approximately $2.8 million per quarter with the remaining amount becoming due on September 30, 2022, except as described in the Company’s upcoming Form 10-K for Fiscal 2017. As of December 31, 2017, the Credit Facility revolver has an outstanding balance of $68.5 million and becomes due on September 30, 2021, except as described in the Company’s upcoming Form 10-K for Fiscal 2017.

Conference Call

Ascent will host a call today, Thursday, March 1, 2018 at 5:00 pm ET. To access the call please dial (888) 462-5915 from the United States, or (760) 666-3831 from outside the U.S. The conference call I.D. number is 4959546. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call can be accessed through March 15, 2018 by dialing (800) 585-8367 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 4959546.

This call will also be available as a live webcast which can be accessed at Ascent’s Investor Relations Website at http://ir.ascentcapitalgroupinc.com/index.cfm.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential and expansion, the success of new products and services, the anticipated benefits from our partnership with Nest and the rebranding to BRINKS Home Security, account creation and related costs, subscriber attrition, anticipated account generation at LiveWatch, future financial prospects, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of our services, technological innovations in the alarm monitoring industry, competitive issues, continued access to capital on terms acceptable to Ascent and/or MONI, our ability to capitalize on acquisition opportunities, general market and economic conditions and changes in law and government regulations. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Forms 10-K and 10-Q for additional information about Ascent and about the risks and uncertainties related to Ascent's business which may affect the statements made in this press release.

About Ascent Capital Group, Inc.

Ascent Capital Group, Inc., (NASDAQ: ASCMA) is a holding company that owns 100 percent of its operating subsidiary, MONI, and through MONI, LiveWatch Security, LLC. MONI, headquartered in the Dallas Fort-Worth area, secures approximately one million residential customers and commercial client accounts with monitored home and business security system services. MONI is supported by one of the nation’s largest networks of independent Authorized Dealers, providing products and support to customers in the U.S., Canada and Puerto Rico. LiveWatch Security, LLC ®, is a Do-It-Yourself (“DIY”) home security firm, offering professionally monitored security services through a direct-to-consumer sales channel. For more information on Ascent, see http://ascentcapitalgroupinc.com/.

Contact:
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
Amounts in thousands, except share amounts

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$10,465	$12,319
Marketable securities, at fair value	105,958	77,825
Trade receivables, net of allowance for doubtful accounts of $4,162 in 2017 and $3,043 in 2016	12,645	13,869
Prepaid and other current assets	11,175	10,347
Assets held for sale	—	10,673
Total current assets	140,243	125,033
Property and equipment, net of accumulated depreciation of $37,915 in 2017 and $29,071 in 2016	32,823	28,331
Subscriber accounts, net of accumulated amortization of $1,439,164 in 2017 and $1,212,468 in 2016	1,302,028	1,386,760
Dealer network and other intangible assets, net of accumulated amortization of $42,806 in 2017 and $32,976 in 2016	6,994	16,824
Goodwill	563,549	563,549
Other assets	9,348	11,935
Total assets	$2,054,985	$2,132,432
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,092	$11,516
Accrued payroll and related liabilities	3,953	5,067
Other accrued liabilities	52,329	34,970
Deferred revenue	13,871	15,147
Holdback liability	9,309	13,916
Current portion of long-term debt	11,000	11,000
Liabilities of discontinued operations	—	3,500
Total current liabilities	101,554	95,116
Non-current liabilities:
Long-term debt	1,778,044	1,754,233
Long-term holdback liability	2,658	2,645
Derivative financial instruments	13,491	16,948
Deferred income tax liability, net	13,311	17,769
Other liabilities	3,255	7,076
Total liabilities	1,912,313	1,893,787
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 5,000,000 shares; no shares issued	—	—
Series A common stock, $.01 par value. Authorized 45,000,000 shares; issued and outstanding 11,999,630 and 11,969,152 shares at December 31, 2017 and December 31, 2016, respectively	120	120
Series B common stock, $.01 par value. Authorized 5,000,000 shares; issued and outstanding 381,528 and 381,859 shares at December 31, 2017 and December 31, 2016, respectively	4	4
Series C common stock, $0.01 par value. Authorized 45,000,000 shares; no shares issued	—	—
Additional paid-in capital	1,423,899	1,417,505
Accumulated deficit	(1,277,118)	(1,169,559)
Accumulated other comprehensive loss, net	(4,233)	(9,425)
Total stockholders’ equity	142,672	238,645
Total liabilities and stockholders’ equity	$2,054,985	$2,132,432

See accompanying notes to condensed consolidated financial statements.

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss)
Amounts in thousands, except shares and per share amounts

	Year Ended December 31,
	2017	2016	2015
Net revenue	$553,455	570,372	$563,356
Operating expenses:
Cost of services	119,193	115,236	110,246
Selling, general and administrative, including stock-based and long-term compensation	167,887	125,892	121,418
Radio conversion costs	450	18,422	14,369
Amortization of subscriber accounts, dealer network and other intangible assets	236,788	246,753	258,668
Depreciation	8,844	8,435	10,444
Gain on disposal of operating assets	(21,217)	—	(1,156)
	511,945	514,738	513,989
Operating income	41,510	55,634	49,367
Other expense (income), net:
Interest income	(2,446)	(2,282)	(2,904)
Interest expense	152,257	132,269	123,743
Refinancing expense, net of gain on extinguishment of debt in 2015	—	9,500	3,723
Other expense (income), net	(242)	140	4,536
	149,569	139,627	129,098
Loss from continuing operations before income taxes	(108,059)	(83,993)	(79,731)
Income tax expense (benefit) from continuing operations	(408)	7,251	6,505
Net loss from continuing operations	(107,651)	(91,244)	(86,236)
Discontinued operations:
Income from discontinued operations, net of income tax of $0	92	—	2,852
Net loss	(107,559)	(91,244)	(83,384)
Other comprehensive income (loss):
Foreign currency translation adjustments	782	(1,032)	(293)
Unrealized holding gain on marketable securities, net	2,828	1,956	904
Unrealized gain (loss) on derivative contracts, net	1,582	4,589	(8,741)
Total other comprehensive income (loss), net of tax	5,192	5,513	(8,130)
Comprehensive loss	$(102,367)	(85,731)	$(91,514)

Basic and diluted income (loss) per share:
Continuing operations	$(8.83)	(7.44)	$(6.66)
Discontinued operations	0.01	—	0.22
Net loss	$(8.82)	(7.44)	$(6.44)

Weighted average Series A and Series B shares - basic and diluted	12,195,530	12,256,895	12,947,215
Total issued and outstanding Series A and Series B shares at period end	12,381,158	12,351,011	12,683,607

See accompanying notes to condensed consolidated financial statements.

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Amounts in thousands

	Year Ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net loss	$(107,559)	(91,244)	(83,384)
Adjustments to reconcile net loss to net cash provided by operating activities:
Income from discontinued operations, net of income tax	(92)	—	(2,852)
Amortization of subscriber accounts, dealer network and other intangible assets	236,788	246,753	258,668
Depreciation	8,844	8,435	10,444
Stock-based and long-term incentive compensation	7,431	6,984	7,343
Deferred income tax expense (benefit)	(4,474)	4,201	4,138
Gain on disposal of operating assets	(21,217)	—	(1,156)
Legal settlement reserve, net of cash payments	23,000	—	—
Amortization of debt discount and deferred debt costs	11,111	10,670	10,357
Refinancing expense, net of gain on extinguishment	—	9,500	3,725
Other-than-temporary impairment of marketable securities	220	1,904	6,389
Bad debt expense	11,014	10,785	9,735
Other non-cash activity, net	(4,277)	(5,114)	4,426
Changes in assets and liabilities:
Trade receivables	(9,790)	(11,032)	(9,378)
Prepaid expenses and other assets	(1,669)	325	(3,857)
Subscriber accounts - deferred contract costs	(3,064)	(2,947)	(1,773)
Payables and other liabilities	(6,361)	(317)	(4,096)
Operating activities from discontinued operations, net	(3,408)	—	(49)
Net cash provided by operating activities	$136,497	188,903	208,680
Cash flows from investing activities:
Capital expenditures	(14,393)	(9,180)	(12,431)
Cost of subscriber accounts acquired	(142,909)	(201,381)	(266,558)
Cash paid for acquisition, net of cash acquired	—	—	(56,778)
Purchases of marketable securities	(26,634)	(5,036)	(26,934)
Proceeds from sale of marketable securities	1,108	15,184	57,291
Decrease in restricted cash	—	55	(37)
Proceeds from the disposal of operating assets	32,612	—	20,175
Net cash used in investing activities	$(150,216)	(200,358)	(285,272)
Cash flows from financing activities:
Proceeds from long-term debt	187,950	1,280,700	778,000
Payments on long-term debt	(175,250)	(1,238,059)	(671,183)
Payments of financing costs	—	(16,946)	(6,477)
Value of shares withheld for share-based compensation	(835)	(358)	(795)
Purchases and retirement of common stock	—	(7,140)	(29,988)
Net cash provided by financing activities	$11,865	18,197	69,557
Net increase in cash and cash equivalents	$(1,854)	6,742	(7,035)
Cash and cash equivalents at beginning of period	12,319	5,577	12,612
Cash and cash equivalents at end of period	$10,465	12,319	5,577
Supplemental cash flow information:
State taxes paid, net	$2,713	2,645	3,245
Interest paid	140,706	120,873	112,282
Accrued capital expenditures	272	558	1,214

See accompanying notes to condensed consolidated financial statements.

Adjusted EBITDA

We evaluate the performance of our operations based on financial measures such as revenue and "Adjusted EBITDA." Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts, dealer network and other intangible assets), restructuring charges, stock-based compensation, and other non-cash or non-recurring charges. Ascent Capital believes that Adjusted EBITDA is an important indicator of the operational strength and performance of its business, including the business' ability to fund its ongoing acquisition of subscriber accounts, its capital expenditures and to service its debt. In addition, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to certain adjustments, by which MONI's covenants are calculated under the agreements governing their debt obligations. Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles in the United States ("GAAP"), should not be construed as an alternative to net income or loss and is indicative neither of our results of operations nor of cash flows available to fund all of our cash needs. It is, however, a measurement that Ascent Capital believes is useful to investors in analyzing its operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure. As companies often define non-GAAP financial measures differently, Adjusted EBITDA as calculated by Ascent Capital should not be compared to any similarly titled measures reported by other companies.

The following table provides a reconciliation of Ascent's net loss from continuing operations to total Adjusted EBITDA for the periods indicated (amounts in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net loss from continuing operations	$(16,020)	(18,789)	(107,651)	(91,244)
Amortization of subscriber accounts, dealer network and other intangible assets	57,892	61,338	236,788	246,753
Depreciation	2,409	2,106	8,844	8,435
Stock-based compensation	1,261	1,779	7,229	6,984
Radio conversion costs	67	484	450	18,422
Legal settlement reserve	—	—	28,000	—
Severance expense (a)	88	485	1,363	730
LiveWatch acquisition contingent bonus charges	(1,557)	848	189	3,944
Rebranding marketing program	—	2,152	880	2,991
Software implementation / integration	—	93	—	511
Integration / implementation of company initiatives	5	250	2,425	250
Gain on revaluation of acquisition dealer liabilities	—	(7,160)	(1,358)	(7,160)
Impairment of capitalized software	—	—	713	—
Gain on disposal of operating assets	—	—	(21,217)	—
Refinancing expense, net of gain on extinguishment of debt in 2015	—	152	—	9,500
Other-than-temporary impairment losses on marketable securities	—	—	220	1,904
Interest income	(871)	(689)	(2,446)	(2,282)
Interest expense	38,246	37,464	152,257	132,269
Income tax expense (benefit) from continuing operations	(8,649)	1,737	(408)	7,251
Adjusted EBITDA	$72,871	82,250	306,278	339,258

Expensed subscriber acquisition costs
Gross subscriber acquisition costs	$10,554	8,893	40,312	29,367
Revenue associated with subscriber acquisition costs	(1,158)	(1,426)	(4,852)	(5,310)
Net subscriber acquisition costs	9,396	7,467	35,460	24,057

(a)	Severance expense related to a reduction in headcount event and transitioning executive leadership at MONI.

The following table provides a reconciliation of MONI’s net loss to total Adjusted EBITDA for the periods indicated (amounts in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net loss	$(14,642)	(16,586)	(111,295)	(76,307)
Amortization of subscriber accounts, dealer network and other intangible assets	57,892	61,338	236,788	246,753
Depreciation	2,403	2,076	8,818	8,160
Stock-based compensation	222	727	2,981	2,598
Radio conversion costs	67	484	450	18,422
Legal settlement reserve	—	—	28,000	—
Severance expense (a)	88	485	1,363	730
LiveWatch acquisition contingent bonus charges	(1,557)	848	189	3,944
Rebranding marketing program	—	2,152	880	2,991
Software implementation / integration	—	93	—	511
Integration / implementation of company initiatives	5	250	2,425	250
Gain on revaluation of acquisition dealer liabilities	—	(7,160)	(1,358)	(7,160)
Impairment of capitalized software	—	—	713	—
Refinancing expense	—	152	—	9,500
Interest expense	36,512	35,849	145,492	127,308
Income tax expense (benefit)	(7,223)	1,686	(1,893)	7,148
Adjusted EBITDA	$73,767	82,394	313,553	344,848

Expensed subscriber acquisition costs
Gross subscriber acquisition costs	$10,554	8,893	40,312	29,367
Revenue associated with subscriber acquisition costs	(1,158)	(1,426)	(4,852)	(5,310)
Net subscriber acquisition costs	9,396	7,467	35,460	24,057

(a)	Severance expense related to a reduction in headcount event and transitioning executive leadership at MONI.